Exhibit 99.1

For Immediate Release

BSD Medical Obtains Patent License for Primary Breast Cancer Treatment System from Duke University

SALT LAKE CITY, Utah August 14, 2007—BSD Medical Corp. (AMEX:BSM) today announced that the company has signed an exclusive patent license agreement with Duke University for rights to Duke’s treatment system for primary breast cancer using hyperthermia therapy. This breast treatment system has been used and tested at Duke University Medical Center over several years. BSD intends to integrate this technology with its current BSD-2000 and BSD-500 hyperthermia systems. The technology will be used to complement radiation therapy, chemotherapy, and heat released, targeted liposome drug delivery.

One of BSD Medical’s areas of focus is breast cancer (the number one cancer contracted by women), and BSD has been rapidly expanding the breadth of its technologies for breast cancer treatment. In June 2007 BSD Medical reported that it had filed a patent for a new phased array breast treatment applicator developed to selectively heat primary breast cancer tumors with the BSD-500 hyperthermia system. This pending patent and the new license with Duke University are mutually inclusive as part of BSD Medical’s advancing technology to treat primary cancers of the breast.

Earlier this year BSD Medical also introduced a 24 spiral microwave applicator that is compatible with its FDA approved BSD-500 hyperthermia system, designed to provide large superficial treatment fields applicable to treating advanced chest wall cancers. An initial 24 spiral applicator was purchased for applications testing at the University of Erlangen in Germany. Concurrently an 8 spiral array applicator developed by BSD Medical has also been purchased and is also being used at the University of Erlangen. This applicator, which is also compatible with the BSD-500 system, allows the operator separate control of the temperature and power levels in different zones within the tumor.

A new applicator for treatment of advanced primary breast cancer using the BSD-2000/3D/MR has, in addition, been purchased and is installed at the University of Munich. This applicator utilizes special phased array methods for treating the breast. The integration of MR imaging during hyperthermia treatments of breast tumors, as provided by the BSD-2000/3D/MR, offers new potential for treatment options of advanced primary breast tumor patients.

Interest in treating beast cancer with hyperthermia therapy received a significant boost when the Journal of Clinical Oncology published the results of a randomized, phase III study conducted at Duke University treating superficial tumors, including recurrent breast tumors, with radiation alone vs. radiation plus hyperthermia therapy. Previously irradiated patients had the greatest incremental gain in complete response: 23.5% in the group receiving radiation alone vs. 68.2% in the group receiving hyperthermia plus radiation. (See Jones, et. al., JCO Vol. 23, No 13, May 1, 2005.)

BSD Medical Corp. is the leading developer of systems used to deliver hyperthermia therapy for the treatment of cancer. Hyperthermia therapy is used to kill cancer directly with heat and increase the effectiveness of companion radiation treatments. Research has also shown promising results from the use of hyperthermia therapy in combination with chemotherapy. For further information visit BSD Medical's website at www.BSDMedical.com or BSD's patient website at www.treatwithheat.com.

Statements contained in this press release that are not historical facts are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.